UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2014

AMERICAN BIO MEDICA CORPORATION

(Exact name of registrant as specified in its charter)

New York	0-28666	14-1702188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

122 Smith Road, Kinderhook, NY 12106

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 518-758-8158

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

LANDMARK ADDENDUM

On July 25, 2014, American Bio Medica Corporation (the “Company”) entered into an addendum to their Financial Advisory Agreement (the “Agreement”) with Landmark Pegasus, Inc. (‘Landmark”). The Addendum provides that Landmark will continue to provide certain financial advisory services for a minimum period of 6 months (which period commenced on July 9, 2014), and as consideration for these services, the Company will pay Landmark (a) a retainer fee consisting of 421,585 restricted shares of common stock and (b) a “success fee” for the consummation of each and any transaction closing during the term of the Agreement and for 24 months thereafter, between the Company and any party first introduced to the Company by Landmark, or for any other transaction not originated by Landmark but for which Landmark provides substantial support in completing during the term of the Agreement. There is no material relationship between the Company and Landmark, other than with respect to the Agreement.

DEBENTURE FORBEARANCE

On July 10, 2014, the Company notified Cantone Research Inc. (“CRI”) that the Company is unable to pay back the principal amount of debt ($743,500) related to the Series A Debentures and Cantone Asset Management Bridge Loan (the “Debenture Debt”) due on August 1, 2014. The Company is however able to continue to make interest payments on the Debenture Debt.

Given this, on July 30, 2014, the Company engaged CRI to solicit existing holders of the Debenture Debt (the “Holders”) to forbear from exercising remedies of default related to the non-payment of principal until February 1, 2015. The principal amount extended is dependent on the desire of the Holders to forbear. The Company can give no assurances that any or all of the Holders will grant the forbearance.

The Company will pay CRI a fee for assisting the Company in obtaining forbearance from the Holders in the amount of 1% in cash of principal amount held by Holders that agree to the forbearance, and 1% in ABMC restricted stock (using a price of $0.12 per share to determine the number of restricted shares to be issued, which is the average closing price of the Company’s common shares for the last ten (10) preceding trading days). The Company is also reimbursing CRI's legal fees of $1,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIO MEDICA CORPORATION (Registrant)

Dated: July 31, 2014	By:	/s/ Melissa A. Waterhouse
Melissa A. Waterhouse
Chief Executive Officer (Principal Executive Officer)
Principal Financial Officer